AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON February 10, 2003

REGISTRATION NO. 333-102225

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GOLDEN STAR RESOURCES LTD.

(Exact name of registrant as specified in its charter)

CANADA (State or other jurisdiction of incorporation or organization)	98-0101955 (I.R.S. Employer Identification No.)

10579 Bradford Road, Suite 103
Littleton, Colorado, 80127-4247
(303) 830-9000
(Address, including zip code, and telephone number, including area code, of principal executive offices)

Allan J. Marter, Chief Financial Officer
Golden Star Resources Ltd.
10579 Bradford Road, Suite 103
Littleton, Colorado, 80127-4247
(303) 830-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies To
Deborah J. Friedman
Michelle H. Shepston
Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
(303) 892-9400

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with a dividend or interest reinvestment plan, check the following box. ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☒ 333-102225

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

EXPLANATORY NOTE
SIGNATURES
EXHIBIT INDEX
EX-23.1 Consent of PricewaterhouseCoopers LLP
EX-23.4 Consent of Alexander and Wasel
EX-23.5 Consent of Francis Clouston
EX-23.6 Consent of Declan Costelloe

EXPLANATORY NOTE

     We are filing this Post-Effective Amendment No. 1 pursuant to Rule 462(d) of the Securities Act of 1933 for the sole purpose of filing Exhibits 23.4, 23.5 and 23.6 to Registration Statement No. 333-102225, and accordingly, it shall become effective immediately upon filing with the Securities and Exchange Commission.

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Item 16. Exhibits.

1.1	Form of Underwriting Agreement (1)

1.2	Form of Placement Agent Agreement (1)

4.1	Incorporating Documents of the Company, including: Articles of Arrangement dated May 14, 1992, with Plan of Arrangement attached, with Certificate of Amendment with respect thereto dated May 15, 1992; Certificate of Amendment dated May 15, 1992, with Articles of Amendment; Certificate of Amendment dated March 26, 1993, with Articles of Amendment; Articles of Arrangement dated March 7, 1995, with Plan of Arrangement attached, with Certificate of Amendment with respect thereto dated March 14, 1995; Certificate of Amendment dated July 29, 1996, with Articles of Amendment; and Certificate of Amendment dated July 10, 2002, with Articles of Amendment (all incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on January 23, 2003)

4.2	Bylaws of the Company, including: Bylaw Number One, amended and restated as of April 3, 2002 (2); Bylaw Number Two, effective May 15, 1992 (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K filed on January 23, 2003); and Bylaw Number Three, effective May 15, 1992 (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K filed on January 23, 2003)

4.3	Rights Agreement dated as of April 24, 1996, between the Company and the R-M Trust Company as Rights Agent (incorporated by reference to Exhibit 4.3 to the Company’s Form 8-K filed on January 23, 2003); Amendment to Rights Agreement between the Company and CIBC Mellon Trust Company (formerly, the R-M Trust Company) dated as of June 30, 1999 (incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q for the period ended June 30, 1999)

4.4	Form of Specimen Certificate for Common Shares (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-3/A (Reg. No. 333-91666), filed on July 15, 2002)

4.5	Form of Specimen Certificate for Preferred Shares (1)

4.6	Statement of Rights and Preferences of Preferred Shares (1)

4.7	Form of Warrant (1)

4.8	Form of Indenture (2)

5	Opinion on Legality (2)

12	Statement Regarding Ratio of Earnings to Fixed Charges (2)

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Associated Mining Consultants Ltd.(3)

23.3	Consent of Field Atkinson Perraton (see Exhibit 5) (2)

23.4	Consent of Dave Alexander and Mitchell Wasel

23.5	Consent of Francis Clouston

23.6	Consent of Declan Costelloe

24	Power of Attorney (2)

(1)	To be filed by amendment or by a Current Report on Form 8-K if the registrant enters into any such agreement or issues any such instrument in connection with the offer of any securities registered hereunder.

(2)	Previously filed with the Company’s Registration Statement on Form S-3 (Reg. No. 333-102225), filed on December 27, 2002.

(3)	Previously filed with Amendment No. 1 to the Company’s Registration Statement on Form S-3 (Reg. No. 333-102225), filed on January 27, 2003.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement No. 333-102225 to be signed on its behalf by the undersigned, thereunto duly authorized, in Littleton, Colorado, on February 10, 2003.

GOLDEN STAR RESOURCES LTD.

By:	/s/ Peter J. Bradford Peter J. Bradford President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Registration Statement No. 333-102225 has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

Robert R. Stone* Robert R. Stone		Chairman of the Board of Directors	February 10, 2003

/s/ Peter J. Bradford Peter J. Bradford		President, Chief Executive Officer and Director (Principal Executive Officer)	February 10, 2003

David K. Fagin* David K. Fagin		Director	February 10, 2003

Ian MacGregor* Ian MacGregor		Director	February 10, 2003

James E. Askew* James E. Askew		Director	February 10, 2003

/s/ Allan J. Marter Allan J. Marter		Chief Financial Officer (Principal Financial and Accounting Officer)	February 10, 2003

*By	/s/ Peter J. Bradford Peter J. Bradford Attorney in fact for each of the directors

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EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement (1)

1.2	Form of Placement Agent Agreement (1)

4.1	Incorporating Documents of the Company, including: Articles of Arrangement dated May 14, 1992, with Plan of Arrangement attached, with Certificate of Amendment with respect thereto dated May 15, 1992; Certificate of Amendment dated May 15, 1992, with Articles of Amendment; Certificate of Amendment dated March 26, 1993, with Articles of Amendment; Articles of Arrangement dated March 7, 1995, with Plan of Arrangement attached, with Certificate of Amendment with respect thereto dated March 14, 1995; Certificate of Amendment dated July 29, 1996, with Articles of Amendment; and Certificate of Amendment dated July 10, 2002, with Articles of Amendment (all incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on January 23, 2003)

4.2	Bylaws of the Company, including: Bylaw Number One, amended and restated as of April 3, 2002 (2); Bylaw Number Two, effective May 15, 1992 (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K filed on January 23, 2003); and Bylaw Number Three, effective May 15, 1992 (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K filed on January 23, 2003)

4.3	Rights Agreement dated as of April 24, 1996, between the Company and the R-M Trust Company as Rights Agent (incorporated by reference to Exhibit 4.3 to the Company’s Form 8-K filed on January 23, 2003); Amendment to Rights Agreement between the Company and CIBC Mellon Trust Company (formerly, the R-M Trust Company) dated as of June 30, 1999 (incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q for the period ended June 30, 1999)

4.4	Form of Specimen Certificate for Common Shares (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-3/A (Reg. No. 333-91666), filed on July 15, 2002)

4.5	Form of Specimen Certificate for Preferred Shares (1)

4.6	Statement of Rights and Preferences of Preferred Shares (1)

4.7	Form of Warrant (1)

4.8	Form of Indenture (2)

5	Opinion on Legality (2)

12	Statement Regarding Ratio of Earnings to Fixed Charges (2)

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Associated Mining Consultants Ltd.(3)

23.3	Consent of Field Atkinson Perraton (see Exhibit 5) (2)

23.4	Consent of Dave Alexander and Mitchell Wasel

23.5	Consent of Francis Clouston

23.6	Consent of Declan Costelloe

24	Power of Attorney (2)

(1)	To be filed by amendment or by a Current Report on Form 8-K if the registrant enters into any such agreement or issues any such instrument in connection with the offer of any securities registered hereunder.

(2)	Previously filed with the Company’s Registration Statement on Form S-3 (Reg. No. 333-102225), filed on December 27, 2002.

(3)	Previously filed with Amendment No. 1 to the Company’s Registration Statement on Form S-3 (Reg. No. 333-102225), filed on January 27, 2003.